Exhibit 99.1

Corporate	Investor Relations
Conceptus	Lippert/Heilshorn & Associates
Gregory Lichtwardt, CFO	Kim Sutton Golodetz
(650) 962-4039	(212) 838-3777
glichtwardt@conceptus.com	kgolodetz@lhai.com

Bruce Voss
(310) 691-7100
bvoss@lhai.com

Media
Conceptus
Public Relations
(650) 962-4126
publicrelations@conceptus.com

CONCEPTUS CLOSES $75 MILLION OFFERING OF

CONVERTIBLE SENIOR NOTES

MOUNTAIN VIEW, Calif. (February 12, 2007) – Conceptus, Inc. (Nasdaq: CPTS), today announced the closing of its underwritten public offering of $75,000,000 aggregate principal amount of 2.25% Convertible Senior Notes due 2027. As part of the offering, the Company has granted the underwriter a 30-day option to purchase up to an additional $11,250,000 aggregate principal amount of notes to cover over-allotments.

The notes pay interest semiannually at a rate of 2.25% per annum. The notes are convertible, at the holder’s option, at an initial conversion rate of 35.8616 shares of common stock per $1,000 principal amount of notes (or an initial conversion price of approximately $27.89 per share of common stock), subject to adjustment upon the occurrence of certain events. The initial conversion price represents a conversion premium of 30% over the closing sale price of the Company’s common stock on February 6, 2007, which was $21.45 per share.  Upon conversion, holders will receive cash up to the principal amount of the notes to be converted, and any excess conversion value will be delivered in shares of the Company’s common stock.

Beginning on February 15, 2012, the Company may redeem some or all of the notes at a redemption price equal to the principal amount of the notes to be redeemed, plus accrued and unpaid interest, if any. In addition, on February 15, 2012, February 15, 2017 and February 15, 2022, and upon a fundamental change (as defined in the indenture relating to the notes), holders may require the Company to repurchase their notes at a purchase price equal to the principal amount of the notes to be repurchased, plus accrued and unpaid interest, if any, in cash. The notes will be senior unsecured obligations of the Company.

UBS Investment Bank was the sole book-running manager for the offering.

In connection with the offering, Conceptus entered into convertible note hedge transactions with certain dealers.  These transactions are intended to reduce the potential dilution to the Company’s shareholders upon any future conversion of the notes.  The Company also entered into warrant transactions concurrently with the offering, pursuant to which it sold warrants to purchase Conceptus common stock to the same dealers that entered into the convertible note hedge transactions.  The convertible note hedge and warrant transactions effectively will increase the conversion price of the convertible notes to approximately $36.47 per share of Conceptus common stock, representing a 70% premium relative to the last reported sale price on February 6, 2007 of $21.45 per share of the common stock.

The Company received net proceeds from the notes offering of approximately $72.4 million after deducting the underwriter’s discounts and commissions and estimated offering expenses.  In addition, the warrant transactions resulted in gross proceeds to the Company of approximately $8.1 million.  Conceptus used approximately $14.6 million of the combined net proceeds of the offering and proceeds from the sale of warrants to fund the cost of the convertible note hedge transactions.  The Company intends to use the remaining net proceeds from this offering for general corporate purposes, which may include working capital and/or possible acquisitions of other businesses, technologies or products.

This press release does not constitute an offer to sell or solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A registration statement (including a prospectus) and prospectus supplement related to the offering have been filed with the Securities and Exchange Commission and will be available on the SEC’s website www.sec.gov. Printed copies of the prospectus and prospectus supplement relating to the offering may also be obtained from UBS Investment Bank, Attention: Prospectus Department, 299 Park Avenue, New York, New York, 10171.

About Conceptus

Conceptus, Inc. manufactures and markets the Essure Permanent Birth Control system, an innovative medical device and procedure designed to provide a non-incisional alternative to tubal ligation, which is currently the leading form of birth control worldwide.  Additional information about the Essure procedure is available at www.essure.com or by calling the Essure Information Center at 1-877-ESSURE1.  Additional information about Conceptus is available at www.conceptus.com or by calling 1-877-ESSURE2.

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